EX 99.1
NEWS RELEASE
For Immediate Release
Contact: Investor Relations

(206) 298-2909

EMERITUS TO PURCHASE 23 COMMUNITIES

SEATTLE, WA,  February 07, 2008 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has entered into an agreement to acquire 23 communities currently leased by the Company for a purchase price of $305.0 million, excluding transaction costs. The 23 communities comprise 1,672 units, are located throughout the United States, and offer assisted living and memory care services to seniors.

Granger Cobb, President and Co-Chief Executive Officer, stated “We are excited about adding these 23 assets to our owned portfolio of properties. The transaction provides increased financial flexibility for the Company and furthers our long-term strategy of increasing our owned assets above 60% of our consolidated portfolio. Taking into account that the transaction is cash flow positive, plus the upside potential of owning these assets over the long-term, we believe this transaction meaningfully increases the value of the Company.”

The Company intends to finance this transaction through mortgage debt of approximately $250.0 million, mezzanine debt of $30.0 million provided by the sellers and the balance from available cash on hand.  The Company will incur a one-time charge of approximately $3.6 million related to this transaction and expects to close the transaction by the end of  the second quarter of 2008.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 287 communities in 37 states representing capacity for approximately 24,680 units and 29,522 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.